EXHIBIT 12

                  PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                   (Unaudited)

                                                   Three Months Ended March 31,
                                                               1997       1998
                                                               ----       ----

Income (loss) before income taxes and
     after minority interest                               $( 1,325) $   3,806

Undistributed equity income                                 (     9)       --

Minority interest income of
     subsidiaries with fixed charges                          1,127      1,329
                                                              -----      -----

Adjusted earnings                                             ( 207)     5,135

Interest on debt                                              1,783      1,764

Debt issuance costs                                           4,982        360
                                                              -----        ---

Total fixed charges                                           6,765      2,124
                                                              -----      -----

Total available earnings before fixed charges                 6,558      7,259
                                                              -----      -----

Ratio                                                           (a)        3.4
                                                                ===        ===

(a) Earnings were inadequate to cover fixed charges in the amount of $207,000.